Exhibit 10.1
CERTAIN INFORMATION, IDENTIFIED BY AND REPLACED WITH A MARK OF “[**]”, HAS BEEN EXCLUDED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between UiPath, Inc. (“UiPath” or “Company”) and Christopher Weber (“Employee”) (the Company and the Employee are collectively referred to as the “Parties”).

1.Separation. Employee’s employment relationship with the Company ended on April 30, 2023, (“Separation Date”), and the Separation Date will be Employee’s final day of work for or on behalf of the Company. After the Separation Date, the Employee will not represent himself as being an employee, officer, attorney, agent, or representative of the Company for any purpose.

2.Payments by the Company.

a.Compensation, Vested Benefits, and Vacation Pay. The Company will pay Employee compensation and benefits to which Employee is entitled as an employee of the Company, at Employee’s current rate of pay on the Separation Date for all time worked through the Separation Date, including any accrued but unpaid vacation pay, in accordance with the Company’s generally applicable policies and procedures. Nothing in this Agreement affects any other vested or accrued benefits which Employee is entitled to receive as of the Separation Date under any other applicable employee benefit plan(s). Vested and accrued benefits under applicable employee benefit plans remain governed by the terms of those plans.

b.Separation Benefits. The Severance Payment, COBRA Subsidy, and Outplacement Subsidy, as defined in this Paragraph, are collectively referred to as the “Separation Benefits.”

i.If Employee signs this Agreement and does not revoke it, the Company will pay to Employee $250,000.00 (“Severance Payment”) less all applicable taxes and withholdings. The Severance Payment will be paid in accordance with the Company’s normal payroll practices no later than sixty (60) days after the Effective Date defined in this Agreement, subject to the conditions provided in subsection (iv) below.

ii.The Separation Benefits are forfeited and will not be paid if Employee: (i) fails to sign this Agreement within twenty-one (21) days after receiving it and return it to the Company; (ii) revokes this Agreement after signing it within the time period required by the Agreement; or (iii) fails to return Employer’s property as required by Paragraph 10 below.

c.Equity Acceleration and Forfeiture.

i.The Company has awarded to Employee equity, which may consist of (i) an option to purchase shares of Class A Common Stock (“Option”), subject to time based vesting and pursuant to the terms and conditions of the applicable UiPath stock plan and award agreement; (ii) restricted stock units (“RSUs”) equal to shares of the Company’s class A common stock, subject to time based vesting and pursuant to the terms and conditions of the applicable UiPath stock plan and award agreement, or (iii) a combination of (i) and (ii).

ii.Notwithstanding anything in this Agreement to the contrary, in addition to the consideration for the Employee’s execution of, non-revocation of, and compliance with this Agreement as outlined in Paragraph 2(b)(i), the Company further agrees that it will use its best efforts to take all actions needed, including seeking approval of acceleration of the equity in this Paragraph by the Compensation Committee of the Board of Directors of UiPath, Inc., to have 76,024 RSUs accelerate and vest as of the Separation Date.

Exhibit 10.1
iii.To the extent Employee has not vested in all shares subject to any Option and/or has not vested in any RSUs, the unvested portion of any option and/or unvested RSUs shall be subject to forfeiture and cancellation on and as of the Separation Date. The equity issued by the Company is subject to the terms and conditions of the stock plan under which it was issued and any applicable award agreement. To the extent Employee has vested options, Employee has three (3) months from the Separation Date to exercise the vested options. Any vested unexercised options thereafter shall be forfeited.

d.Acknowledgment of Receipt of all Compensation Owed. Employee acknowledges and agrees that the compensation in Paragraph 2(a) is the entire amount to be paid by the Company to Employee upon Employee’s termination of employment and that no other salary or monetary payments are due to be paid to the Employee by the Company for work performed by Employee for the Company prior to the Separation Date. Employee likewise acknowledges and agrees that the Separation Benefits set forth in Paragraph 2(b) are in excess of any amount owed to Employee as a result of work Employee performed for the benefit of the Company at any time prior to the Separation Date and the compensation and/or benefits in Paragraph 2(b) include payment for any and all outstanding and/or disputed amounts, reimbursements, benefits, and/or payments that Employee believes the Company owes Employee as of the Signature Date.

3.General Release. It is the intent of the Parties that the following comprehensive general releases and waivers each be construed to effectuate the broadest possible release and/or waiver of rights permitted under the laws of Washington and the United States of America.

a.Liability Release. By signing this Agreement and for and in consideration of the payment set forth in Paragraph 2(b), Employee, on behalf of himself, his heirs, representatives, administrators, executors, and successors, does hereby unconditionally release, acquit, and forever discharge UiPath, Inc., and each of its divisions, subsidiaries, affiliates, predecessors, and successors, together with all present and former agents, directors, officers, employees, owners, insurers, parents, predecessors, successors, representatives, and attorneys of all such entities or persons and all persons acting by, though, under, or in concert with any of them (all of whom are collectively referred to in this Agreement as the “Released Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, which Employee now has, has had, or may hereafter claim to have had against each or any of the Released Parties resulting from or arising out of any matter, act, omission, cause or event whatsoever related to Employee’s employment with the Company. This release includes, without limitation, claims of every description in contract or in tort, claims arising under federal, state, or local laws, including all laws against discrimination, or any other applicable federal, state, or local statute.

b.Non-Litigation Covenant. Employee further agrees not to sue Employer or any of the Released Parties with regard to any claim released above. Both parties acknowledge that the provisions of this Agreement shall not be construed as preventing Employee from filing a charge with the Equal Employment Opportunity Commission or reporting to, or participating in an investigatory proceeding of, any government agency to the extent such participation is protected by law. However, Employee expressly releases, waives, and disclaims any right to receive compensation or other benefits of any kind from the Released Parties as a result of any such charge or proceeding. Employee understands that the provisions of this Paragraph mean that Employee cannot bring a lawsuit or arbitration in any forum against the Released Parties for any reason for claims Employee may have as of the Signature Date of this Agreement.

c.Exclusion from Release. This general release and waiver of claims excludes, and the Employee does not waive, release, or discharge claims (a) for unemployment or workers’ compensation benefits,
(b) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (c) that may arise after Employee signs this Agreement, (d) for reimbursement of expenses under the Company’s expense reimbursement policies, or (e) which cannot be released by private agreement.

Exhibit 10.1
4.Review and Revocation Period. Employee represents, acknowledges and agrees that:

a.Employee is voluntarily entering into and signing this Agreement;

b.The claims waived, released, and discharged in Paragraph 3 include any and all claims Employee has or may have arising out of or related to Employee’s employment with Company and the termination of that employment, including any and all claims under the Age Discrimination in Employment Act (the “ADEA”);

c.Those claims waived, released, and discharged in Paragraph 3 do not include, and Employee is not waiving, releasing, or discharging, any claims that may arise after the Signature Date;

d.The payments and benefits provided or to be provided to Employee pursuant to the provisions of Paragraph 2(b) above constitute consideration that Employee was not entitled to receive before the Effective Date (defined in subparagraph (g) below);

e.Employee was given twenty-one (21) days within which to consider this Agreement (the “Review Period”);

f.The Company advised Employee of Employee’s right to consult with an attorney regarding this Agreement before executing the Agreement and encouraged Employee to exercise that right;

g.The date of Employee’s signature on this Agreement is the “Signature Date” and the seven (7) day period immediately following the Signature Date is the “Revocation Period”. Employee may revoke this Agreement at any time during the Revocation Period by providing written notice of such revocation as set forth in Paragraph 13 below no later than 5:00 p.m. on the last day of the Revocation Period. This document will not become effective or enforceable until the first day after the expiration of the Revocation Period, which date is the Agreement’s “Effective Date”; and

h.Employee has carefully read this document (or, where applicable, Employee has had this document read to Employee) and fully understands each and every term.

5.Non-Compete.

Employee agrees that for a period of twelve (12) months immediately following the Separation Date, Employee shall not either directly or indirectly anywhere in the world: (1) work for or on behalf of any business that directly or indirectly competes with the Company, including without limitation, [**], including their respective affiliates and subsidiaries (collectively, “Competing Businesses”); exercise or hold any equity interest directly or indirectly in a Competing Business; (3) organize, acquire, or set up a Competing Business; (4) participate, directly or indirectly, in any bidding process for the purpose of obtaining a grant to exploit an RPA business that directly or indirectly competes with the businesses of the Company; (5) provide consulting or assistance services to any Competing Business; or (6) enter or assist in entering, directly or indirectly, into any RPA business with any client of the Company. The provisions of this Paragraph are not intended to prevent you from directly or indirectly holding equity interests in Microsoft or from indirectly holding equity interests in one or more other Competing Businesses through mutual funds or other pooled investment vehicles.

Exhibit 10.1

6.Nondisparagement.

a.Employee agrees that Employee will not in any way disparage Employer or any of the other Released Parties. Employee will not make, solicit, or otherwise participate in or be a party to any comments, statements, or the like to any person, to the media, or to any others by any means (including but not limited to direct communication or through the Internet or social media) that may be considered to be derogatory or detrimental to the good name or business reputation of any of the Released Parties.

b.This Section does not in any way restrict or impede the Employee from exercising protected rights, including rights under the National Labor Relations Act (NLRA) or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Further, this Section does not prevent Employee from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by law enforcement or any federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration. Employee shall promptly provide written notice of any such litigation subpoena to UiPath.

c.Nothing in this Paragraph prevents Employee from discussing or disclosing conduct, or the existence of a settlement involving conduct, that Employee reasonably believed to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, where the conduct occurred at the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises; provided, however, that Employee remains subject to the obligation to keep confidential the amount paid in settlement of any claim.

7.Non-Solicitation of UiPath Employees. Employee agrees that for a period of twelve (12) months immediately following the Separation Date, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or attempt to solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

8.Cooperation. To the extent reasonably requested by the Company, the Employee shall reasonably cooperate with the Company regarding matters arising out of or related to the Employee’s service to the Company, provided that the Company shall make reasonable efforts to minimize disruption of the Employee’s other activities. The Company shall reimburse the Employee for reasonable expenses incurred in connection with this cooperation.

9.Representations and Warranties. Employee represents and warrants that, as of the Signature Date, Employee has not engaged in and is not aware of any unlawful conduct relating to the business of the Company; has not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state, or federal government or agency; and has reported to the Company all work-related injuries or occupational illnesses incurred by Employee during employment with the Company.

10.Return of Property. The Employee warrants and represents that Employee has returned all Company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Company property in the Employee’s possession. To the extent Employee maintains any Confidential Information, including but not limited to UiPath email and/or a UiPath email account, Employee agrees to delete such data and/or accounts from any and all of Employee’s personal computing and/or mobile devices no later than the Signature Date of the Agreement. The Separation Benefits are forfeited and will

Exhibit 10.1

not be paid if Employee has failed to return all Company property within 60 days of the Effective Date of this Agreement.

11.Sufficient Time. By signing this Agreement, Employee acknowledges that the period of time used by Employee prior to signing this Agreement was sufficient time to consider and review this Agreement. In the event Employee elects to sign this Agreement before the Review Period expires, Employee voluntarily waives the balance of the Review Period in Employee’s sole and absolute discretion.

12.No Admission of Liability or Wrongdoing. The payments described herein are not to be construed as an admission of any liability or violation of federal, state or local statute or regulation, or of any duty owed by the Company or the Released Parties, the Company having denied and continuing to deny any and all liability. Further, the payments made pursuant to this Agreement are in consideration of the release in Paragraph 3 and to avoid potential litigation.

13.Notices. All notices required by this Agreement must be in writing and delivered by a mail carrier with delivery tracking and confirmation capabilities. All Notices to Employer must be directed to: Brad Brubaker at UiPath, Inc., One Vanderbilt Avenue, 60th Floor, New York, NY 10017, and by email to brad.brubaker@uipath,com with a copy to public.company.compliance@uipath.com.

14.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

15.Affecting Rights. The parties expressly agree that nothing in this Agreement is to be construed as or is intended to: (i) affect any right that Employee has or may otherwise have to receive unemployment benefits; (ii) affect any rights that Employee has or may otherwise have to receive COBRA benefits; or (iii) affect any vested rights that Employee may have under the terms of any pension, 401(k) plan, 457 plan, or any other benefit plan under which Employee is vested.

16.Costs, Expenses and Attorneys’ Fees. Should either party be required to take action in law or equity to enforce this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs related to adjudication of such action.

17.Remedies.

a.If Employee breaches or threatens to breach this Agreement, Employee agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.

Exhibit 10.1

b.If Employee fails to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to the Employee under the provisions of this Agreement (other than $100 to support the release of claims which shall remain in full force and effect) and terminate any benefits or payments that are later due under this Agreement.

18.Successors and Assigns. This Agreement shall be binding upon Employee, Employee’s assigns, heirs, executors, administrators, and representatives, as well as the predecessors, successors, purchasers, and assigns of the Company. Employee may not assign any of Employee’s rights or delegate any of Employee’s duties under the Agreement.

19.Governing Law. Except as it may be preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law principles of any jurisdiction.

20.Entire Agreement. This Agreement, together with the Confidential Information and Invention Assignment Agreement (“CIIAA”) signed by Employee, as well as any other agreement containing covenants made by Employee in favor of the Company that survive the separation of Employee’s employment with the Company (collectively, the “Confidentiality Agreement”), contain and comprise the entire agreement and understanding of the Parties with respect to their subject matter, specifically including but not limited to any terms and conditions of Employee’s employment and separation from employment. This Agreement is intended to supersede any prior contracts or agreements except for the Confidentiality Agreement, and there are no agreements or understandings between the Parties hereto other than those contained in this Agreement and the Confidentiality Agreement. Further, this Agreement is intended to be a binding contract among the Parties hereto and shall not be modified, except by writing signed by both Employee and the Company.

21.Binding Authority. The parties intend to be legally bound by their signatures below. Each person signing the Agreement represents that Employee has full authority and representative capacity to execute the Agreement in the capacity indicated below. The parties represent to each other they have full power and all requisite authority to execute and perform this Agreement.

22.Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement shall in no way affect the validity or enforceability of any other provisions (or remaining part thereof).

23.Construction. The Paragraph headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Paragraph refers to the corresponding Paragraph of this Agreement. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Company and Employee and no presumption or burden of proof will arise favoring or disfavoring the Company or Employee by virtue of the authorship of any provision in this Agreement. All words in this Agreement will be construed to be of such gender or number as the circumstances require.

24.Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by email in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

25.Knowing and Voluntary Agreement. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EMPLOYEE’S

Exhibit 10.1

CHOICE AT EMPLOYEE’S COST BEFORE SIGNING THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

[SIGNATURE PAGE FOLLOWS]

Exhibit 10.1

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date indicated below.
UiPath, Inc.
By /s/ Brad Brubaker
Name: Brad Brubaker
Title: Chief Legal Officer
Date: March 28, 2023

EMPLOYEE
Signature: /s/ Chris Weber
Print Name: Chris Weber
Date: March 28, 2023